UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/25/2007

VARSITY GROUP INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28977

DE	54-1876848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1300 19th Street NW, 8th Floor Washington, DC 20036
(Address of principal executive offices, including zip code)

202.349.1242
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On July 26, 2007, Varsity Group Inc. entered into a second amendment to James M. Craig's employment offer letter dated May 16, 2006 and amended on November 21, 2006 (additional information in item 5.02 below). Under the second amendment to his employment offer letter, Mr. Craig agrees to serve as Chief Executive Officer of the Company and Mr. Craig's salary has been increased to $250,000. The second amendment to Mr Craig's employment offer letter also extends the severance benefits of his existing agreement upon a change of control of the Company, or a sale of substantially all of the Company's assets, from six months to twelve months. Mr. Craig's second amended employment offer letter is attached to this Form 8-K as Exhibit 10.1.

The description of the second amendment to Mr. Craig's employment offer letter is qualified in its entirety by reference to the copy of the second amendment employment offer letter filed as Exhibit 10.1, which is incorporated by reference herein.

On July 30, 2007, Varsity Group Inc. entered into a second amendment to Eric J. Kuhn's employment agreement dated August 24, 1999 and amended on February 15, 2006. Effective as of August 1, 2007, Mr. Kuhn has agreed to reduce his annual salary from $250,000 to $15,000. The second amendment to Mr. Kuhn's employment agreement is attached to this Form 8-K as Exhibit 10.2 and is qualified in its entirety by reference to the copy of the second amendment employment agreement letter as Exhibit 10.2, which is incorporated by reference herein.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 26, 2007, Varsity Group Inc. announced the appointment of James M. Craig as Chief Executive Officer and John P. Griffin as Chief Accounting Officer.

Mr. Craig, 50, has served as the Company's Chief Financial Officer since May 2006 and as its interim Chief Executive Officer since November 2006. Prior to Craig's role at the Company, he held senior financial positions at several firms. From 2002 to 2006, he was CFO of Installs Inc., a leading consumer electronics in-home services provider. Prior to this, Mr. Craig held other senior financial and business development positions with early and mid-stage firms in the telecommunications industry, including MCI, Omnipoint and Starband. He has BS from the State University of New York at Buffalo and an MBA from Northwestern University and is a CPA.

Additional information regarding the second amendment to the employment arrangement with Mr. Craig is provided in Item 1.01 above. That information is incorporated by reference into this Item 5.02.

There are no family relationships between Mr. Craig and any of the Company's executive officers or directors. Further, there are no transactions involving the Company and Mr. Craig which would be reportable pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Mr. Griffin, 37, has served as the Company's Controller since February 2004. Prior to Griffin's role at the Company, he held senior financial positions at other publicly traded firms, including Manugistics, Inc., a supply chain software company, from 2001 to 2004. Prior to this, Mr. Griffin held other senior financial positions with publicly traded firms, including Hagler Bailly, Inc. and BTG, Inc. He has BS from Providence College and an MBA from American University.

Mr. Griffin's base compensation is $145,000 per year and he is eligible to receive an annual bonus of up to 20% of his base salary upon the satisfaction of certain performance objectives. In addition, he is eligible to receive a one-time cash bonus of $25,000 payable on December 31, 2007, provided he is employed by the Company on that date, subject to acceleration in connection with a change in control, material asset sale, or a termination without cause. Mr. Griffin is also eligible to participate in the Company's equity-based compensation program.

There are no family relationships between Mr. Griffin and any of the Company's executive officers or directors. Further, there are no transactions involving the Company and Mr. Griffin which would be reportable pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 7.01.    Regulation FD Disclosure

As disclosed under Item 5.02, on July 27, 2007 the Company announced via a press release the appointments of James M. Craig as Chief Executive Officer and John P. Griffin as Chief Accounting Officer.

The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY GROUP INC

Date: August 01, 2007	By:	/s/ John P. Griffin
John P. Griffin
CAO

Exhibit Index

Exhibit No.	Description
EX-10.1	Second amendment to Jim Craig's offer letter
EX-10.2	Second amendment to Eric Kuhn's employment agreement
EX-99.1	Press release